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                                                                    Exhibit 23.1





                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Omega Environmental, Inc.:

We consent to the use of our report dated May 31, 1996, except as to notes 2 and 5(d), which are as of June 26, 1996 on the consolidated financial statements of Omega Environmental, Inc. and subsidiaries as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated May 31, 1996, except as to notes 2 and 5(d), which are as of June 26, 1996, on the consolidated financial statements of Omega Environmental, Inc. and subsidiaries as of and for the year ended March 31, 1996, contains an explanatory paragraph that states that the Company has incurred significant losses since inception and operations have not generated sufficient cash to cover current obligations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Peat Marwick LLP


Seattle, Washington
October 1, 1996